FIRST NIAGARA FINANCIAL GROUP
401(K) PLAN

Financial Statements as of
December 31, 2013 and 2012
and
Supplemental Schedule
Together with
Independent Auditor's Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 26, 2014

The Employee Benefits Administration Committee of
First Niagara Financial Group, Inc.:

We have audited the accompanying statements of net assets available for benefits of the First Niagara Financial Group 401(k) Plan (the Plan) as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2013 and 2012, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2013 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Bonadio & Co., LLP
Bonadio & Co., LLP

Williamsville, NY

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS

INVESTMENTS, at fair value:
Mutual funds	$204,657,907	$149,009,211
First Niagara Financial Group, Inc. common stock	29,808,545	23,381,954
Common/collective trust fund	9,987,573	8,701,650
Money market account	4,701,150	4,159,329

Total investments	249,155,175	185,252,144

NOTES RECEIVABLE FROM PARTICIPANTS	5,784,571	4,516,183

CASH	147,737	70,948

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	255,087,483	189,839,275

Adjustment from fair value to contract value for interest in common/collective trust fund relating to fully benefit-
responsive investment contracts	(55,620)	(167,057)

NET ASSETS IN LIQUIDATION AVAILABLE FOR BENEFITS	$255,031,863	$189,672,218

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2013 AND 2012

	2013	2012
ADDITIONS:
Employee contributions	$23,130,455	$19,979,552
Employer contributions	13,476,472	11,249,557
Rollover contributions	5,804,887	15,855,186
Interest and dividend income	6,831,256	5,341,431
Net appreciation in fair value of investments,
including gains and losses on sales	35,667,253	8,995,448
Interest on notes receivable from participants	203,575	167,639

Total additions	85,113,898	61,588,813

DEDUCTIONS:
Distributions to participants	19,556,434	15,099,795
Administrative expenses	197,819	210,647

Total deductions	19,754,253	15,310,442

CHANGE IN NET ASSETS	65,359,645	46,278,371

NET ASSETS AVAILABLE FOR BENEFITS - beginning of year	189,672,218	143,393,847

NET ASSETS AVAILABLE FOR BENEFITS - end of year	$255,031,863	189,672,218

FIRST NIAGARA FINANCIAL GROUP 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

1.	DESCRIPTION OF PLAN

The following description of the First Niagara Financial Group 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General
The plan is a defined contribution plan with salary reduction features as permitted under Section 401(k) of the Internal Revenue Code (IRC). The Plan is funded by employee and employer contributions and covers substantially all eligible employees of First Niagara Bank N.A. and its Subsidiaries, which is owned by First Niagara Financial Group, Inc. (First Niagara) (collectively, the Company). The Plan is intended to conform with the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and subsequent legislation, when applicable.

The assets of the Plan are maintained by Charles Schwab Trust Company (Schwab), as Trustee and Milliman, Inc., as recordkeeper for the Plan. The Employee Benefits Administration Committee (EBAC) ensures compliance with the IRC as well as ERISA. The EBAC is responsible for the operation of the Plan and management of assets for all qualified retirement plans sponsored by the Company.

On April 9, 2010, the Company acquired all of the outstanding common shares of Harleysville National Corporation (“Harleysville”), the parent company of Harleysville National Bank and Trust Company, and thereby acquired all of Harleysville National Bank and Trust Company's 83 branch locations across nine Eastern Pennsylvania counties. In accordance with the Plan, upon completion of the acquisition, former Harleysville employees were eligible to participate in the Plan and were credited for their years of service with Harleysville.

On April 15, 2011, the Company acquired all of the outstanding common shares of NewAlliance Bancshares, Inc. (NewAlliance), the holding company of NewAlliance Bank and thereby acquired all of NewAlliance's 88 branch locations in Connecticut and Western Massachusetts. In accordance with the Plan, upon completion of the acquisition, former New Alliance employees were eligible to participate in the Plan and were credited for their years of service with New Alliance.

Both Harleysville and NewAlliance had 401k plans which were officially terminated during 2012.

Eligibility
All employees who have completed three months of service, as defined in the Plan, have attained the age of 21, and who are not represented by a collective bargaining unit are eligible to participate in the Plan.

Contributions
Employees who are eligible to participate in the Plan may elect to contribute up to 100% of their annual compensation, as defined in the Plan, subject to the annual limitations provided by the IRC. Employees who are age 50 or older by the end of the calendar year are allowed to make an additional “catch-up” contribution. This contribution was limited to $5,500 in 2013 and 2012. The “catch-up” contribution is not subject to the employer matching contribution.

1.	DESCRIPTION OF PLAN (Continued)

Contributions (Continued)
Effective January 1, 2009, safe harbor provisions were adopted by the Plan, for which eligible participants shall be allocated a safe harbor match in an amount equal to 100% of the first 4% of compensation plus 50% of the next 2% of compensation deferred by a participant, up to a total of 5% of compensation.

The Company may also make an annual discretionary contribution to the Plan. No discretionary contributions were made to the Plan during 2013 and 2012. Participants may also rollover amounts representing distributions from other qualified defined benefit or defined contribution plans.

Participants direct the investment of their contributions into various investment options offered by the Plan. Participants may change their investment allocation on a daily basis.

Participant Accounts
Each participant's account is credited with the participant's contribution and an allocation of (a) the Company's contributions, (b) Plan earnings and losses, and (c) administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting
All participants are immediately 100% vested in their contributions, plus allocated earnings thereon. Effective January 1, 2009, eligible participants receiving a safe harbor matching contribution shall be 100% vested in those contributions. For employer matching contributions made prior to January 1, 2009 and employer discretionary contributions, vesting will remain the same as follows:

Less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years	80%
6 years	100%

Notes Receivable from Participants
Participants may borrow from their accounts a minimum of $1,000 per loan up to a maximum amount, which is the lesser of $50,000 or 50% of their vested account balance. Note terms range from one to five years or up to 15 years for the purchase of a principal residence. The notes are collateralized by the participant's account and bear interest at the rates available for comparable notes from commercial lending institutions. Principal and interest is paid ratably through payroll deductions. During the Plan year ended December 31, 2012, notes totaling $231,893 were rolled-over into the Plan from the New Alliance Bank 401(k) Plan and from the Harleysville Bank 401(k) Plan in conjunction with the termination of those plans. No such rollovers occurred in 2013.

Forfeited Accounts
Forfeitures of nonvested employer contributions may be used for Plan administrative expenses or to reduce the employer's future contributions. During 2013 and 2012, forfeitures used to reduce employer contributions amounted to $286 and $305,190, respectively. Unused forfeited account balances were $32,342 and $8,739 at December 31, 2013 and 2012, respectively.

1.	DESCRIPTION OF PLAN (Continued)

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

Administrative Expenses
All major loan and administrative expenses of the Plan are paid by the Plan unless otherwise paid by the Company. Administrative expenses include trustee fees.

Payment of Benefits
Employees are eligible for retirement benefits upon reaching age 65. Upon termination of service due to death, disability, or retirement, a participant or their beneficiary may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or distributions based on various annuity options or fixed income payments. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Participating employees may take financial hardship withdrawals under prescribed circumstances, up to the value of vested contributions to their account.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

Generally accepted accounting principles requires that fully benefit-responsive investment contracts held by a defined-contribution plan are to be reported at fair value. However, contract value is the relevant measurement attribute for the portion of net assets available for benefits of a defined contribution plan that is attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

The Plan invests in investment contracts through a common/collective trust and, as required by generally accepted accounting principles, presents the fair value of the investment in common/collective trust as well as the adjustment of the investment in the common/collective trust from fair value to contract value relating to the investment contracts in the Statements of Net Assets Available for Benefits. The Statements of Changes in Net Assets Available for Benefits is presented on a contract value basis.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
The Plan's assets are invested in various investments through Schwab, the plan custodian. Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion of fair value measurements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Valuation and Income Recognition (Continued)
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Net appreciation includes gains and losses on investments bought and sold as well as held during the year. Dividends are recorded on the ex-dividend date.

Payment of Benefits
Benefits are recorded when paid.

Risks and Uncertainties
The Plan's assets include various types of investment securities. Investment securities are exposed to various risks, such as interest rate, market, currency, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to the value of such investments, changes in the values of investments will occur and such changes could materially affect the amounts reported in the accompanying financial statements.

3.	FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Current accounting guidance establishes a fair value hierarchy based on the transparency of inputs participants use to price an asset or liability. The fair value hierarchy priorities these inputs into the following three levels:

•	Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that are available at the measurement date.

•
Level 2 Inputs - Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.

•
Level 3 Inputs - Unobservable inputs for determining the fair value of the asset or liability and are based on the entity's own assumptions about the assumptions that market participants would use to price the asset or liability.

A financial instrument's categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While we believe our valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at each measurement date.

3.	FAIR VALUE MEASUREMENTS (Continued)

The following tables summarize our assets measured at fair value on a recurring basis at December 31, 2013 and 2012. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. For the years ended December 31, 2013 and 2012, no transfers in or out of Level 1 or Level 2 occurred.

	Level 1	Level 2	Level 3	Total

December 31, 2013

Mutual Funds:
Target Retirement Funds	$52,820,202	$—	$—	$52,820,202
Large Cap Funds	39,892,284	—	—	39,892,284
Bond Funds	31,026,754	—	—	31,026,754
Foreign Funds	20,189,463	—	—	20,189,463
Mid Cap Funds	18,345,116	—	—	18,345,116
Equity Income Funds	24,913,364	—	—	24,913,364
Small Cap Funds	17,470,724	—	—	17,470,724
First Niagara common stock	29,808,545	—	—	29,808,545
Common/collective trust fund	—	9,987,573	—	9,987,573
Money market accounts	4,701,150	—	—	4,701,150

	$239,167,602	$9,987,573	$—	$249,155,175

	Level 1	Level 2	Level 3	Total

December 31, 2012

Mutual Funds:
Target Retirement Funds	$37,719,421	$—	$—	$37,719,421
Large Cap Funds	26,515,011	—	—	26,515,011
Bond Funds	28,973,677	—	—	28,973,677
Foreign Funds	14,941,943	—	—	14,941,943
Mid Cap Funds	11,890,659	—	—	11,890,659
Equity Income Funds	17,104,139	—	—	17,104,139
Small Cap Funds	11,864,361	—	—	11,864,361
First Niagara common stock	23,381,954	—	—	23,381,954
Common/collective trust fund	—	8,701,650	—	8,701,650
Money market accounts	4,159,329	—	—	4,159,329

	$176,550,494	$8,701,650	$—	$185,252,144

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2013 and 2012.

Mutual funds, First Niagara common stock, and money market accounts are valued using unadjusted quoted prices for identical assets in active markets.

3.	FAIR VALUE MEASUREMENTS (Continued)

Common/collective trust fund consists of conventional and synthetic investment contracts, which are valued as follows:

•
The fair value of conventional investment contracts is determined using a discounted cash flow methodology where the individual contract cash flows are discounted at the prevailing interpolated yield curve rate as of year-end.

•
Individual assets of the synthetic investment contracts include domestic and foreign fixed income securities and investments in investment companies or collective investment trusts. When available, the fair value of fixed income securities is based on quoted prices of identical assets in active markets. When quoted prices are not available, the first priority is to obtain prices from third party pricing methodologies and to confirm they are utilizing observable market information. Their methodologies vary by asset class and include inputs such as estimated cash flows, benchmark yields, reported trades, broker quotes, credit quality, industry events and economic events. The net asset value of investment companies and collective trusts represents the price at which the fund believes it would be able to initiate a transaction.

•
Withdrawals from the fund for benefit payments and participant transfers to noncompeting options to be paid to plan participants shall be made within 30 days after written notification has been received and are considered as made immediately after the next valuation date subsequent to the trustee of the fund's approval. The collective investment trust does not have any unfunded commitments relating to its investments.

4.	INVESTMENTS

At either December 31, 2013 or 2012 the fair values of investments that represent 5% or more of the Plan's net assets were as follows:

	2013	2012

First Niagara common stock	$29,808,545	$23,381,954
Vanguard 500 Index Fund	$24,351,724	$17,641,569
Vanguard Total Intl Stock Index Fund	$20,189,463	$14,941,943
JPMorgan U.S. Small Company Fund	$17,470,724	$—
T. Rowe Price Large Cap Growth	$15,540,560	$8,873,442
Vanguard Target Retirement 2025 Fund	$14,224,633	$9,708,801
PIMCO Total Return Admin Fund	$13,881,660	$12,006,878
Nuveen Equity Income Fund	$13,308,404	$7,775,863
Vanguard Short-Term Bond Index Fund	$10,815,546	$10,186,849

Net appreciation (depreciation) in fair value of investments, including realized gains and losses on investments sold during the years ended December 31, 2013 and 2012 was as follows:

	2013	2012

Mutual funds	$27,763,030	$10,865,572
First Niagara common stock	7,728,328	(1,973,673)
Common/collective trust fund	175,895	103,549

	$35,667,253	$8,995,448

5.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	2013	2012

Net assets available for benefits per the financial statements	$255,031,863	$189,672,218

Adjustment from contract value to fair value	55,620	167,057

Net assets available for benefits per Form 5500	$255,087,483	$189,839,275

The following is a reconciliation of changes in net assets available for benefits per the financial statements to the Form 5500:

	2013	2012

Net increase in net assets per financial statements	$65,359,645	$46,278,371

Adjustment from contract value to fair value	(111,437)	(16,109)

Net increase in net assets per Form 5500	$65,248,208	$46,262,262

6.	TAX STATUS

The Internal Revenue Service has determined and informed the Company by letter dated August 28, 2012, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (the Code).

Generally accepted accounting principles require entities to disclose in their financial statements the nature of any uncertainty in their tax positions. For benefit plans, qualified status itself is deemed to be an uncertainty, as events could potentially occur to jeopardize their qualified status. As of December 31, 2013, the Plan did not have any uncertain tax positions. The Plan files the Annual Return/Report of Employee Benefit Plan (Form 5500) in the U.S. federal jurisdiction.  The Plan is no longer subject to U.S. federal tax examinations for years before 2010.

7.	PARTY-IN-INTEREST TRANSACTIONS

In 2013 and 2012, certain Plan investments were managed by Schwab. Schwab was the trustee of the Plan for the years ended December 31, 2013 and 2012, and therefore these transactions with Schwab qualify as party-in-interest.

Notes receivable from participants of $5,784,571 and $4,516,183 as of December 31, 2013 and 2012, respectively, with interest rates ranging from 3.25% to 10.25% also qualify as party-in-interest. Interest earned on the notes receivable from participants totaled $203,575 and $167,639 at December 31, 2013 and 2012, respectively.

7.	PARTY-IN-INTEREST TRANSACTIONS (Continued)

Dividend income earned on First Niagara common stock totaled $921,466 and $865,941 for the years ended December 31, 2013 and 2012, respectively. Net appreciation/(depreciation) on First Niagara common stock totaled $7,799,023 and ($1,973,673) at December 31, 2013 and 2012, respectively.

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2013

(a)	(b)	(c)	(d)
	Identity of Issuer	Description of Investment	Fair Value

		CASH	$147,737

		MONEY MARKET ACCOUNTS:
*	Charles Schwab Trust Co.	Schwab Retirement Advantage Money Fund	4,701,150

		COMMON/COLLECTIVE TRUST FUND:
	Principal Funds Distributor, Inc.	Morley Stable Value Fund	9,987,573

		MUTUAL FUNDS:
	The Vanguard Group	Vanguard 500 Index Fund	24,351,724
	The Vanguard Group	Vanguard Total Intl Stock Index	20,189,463
	J.P. Morgan Asset Management	JPMorgan U.S. Small Company Fund	17,470,724
	T. Rowe Price	T. Rowe Price Large Cap Growth	15,540,560
	The Vanguard Group	Vanguard Target Retirement 2025	14,224,633
	Allianz Global Investors Distributors LLC	PIMCO Total Return Admin Fund	13,881,660
	Nuveen Investments	Nuveen Equity Income Fund	13,308,404
	The Oakmark Funds	Oakmark Equity & Income I	11,604,960
	The Vanguard Group	Vanguard Short-Term Bond Index	10,815,546
	The Vanguard Group	Vanguard Mid Cap Index	10,230,970
	The Vanguard Group	Vanguard Target Retirement 2035	10,158,067
	The Vanguard Group	Vanguard Target Retirement 2045	7,063,864
	The Vanguard Group	Vanguard Long-Term Bond Index	6,329,548
	The Vanguard Group	Vanguard Target Retirement 2020	6,120,694
	The Vanguard Group	Vanguard Target Retirement 2030	5,424,308
	John Hancock Investments	John Hancock Disciplined Value Mid Cap I	4,496,786
	The Vanguard Group	Vanguard Target Retirement 2015	3,876,936
	Janus Distributors LLC	Janus Enterprise T	3,617,360
	The Vanguard Group	Vanguard Target Retirement 2040	3,174,696
	The Vanguard Group	Vanguard Target Retirement Income	1,721,882
	The Vanguard Group	Vanguard Target Retirement 2055	496,229
	The Vanguard Group	Vanguard Target Retirement 2050	494,390
	The Vanguard Group	Vanguard Target Retirement 2060	64,503

			204,657,907

*	First Niagara Financial Group, Inc.	Common Stock	29,808,545

*	Notes receivable from participants	Interest rates range from 3.25% to 10.25%	5,784,571

			$255,087,483

* Denotes party-in-interest